Exhibit 10.1

AMENDMENT

OF THE

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT of the Executive Employment Agreement (this “Amendment “) by and between Cardinal Financial Corporation, a Virginia corporation (“Cardinal”), and Christopher W. Bergstrom (“you” and all similar references), collectively the “parties”, is entered into and is effective as of March 30, 2016.

WHEREAS, you and Cardinal are parties to an Executive Employment Agreement dated as of February 12, 2002 (as amended on or before the date of this Amendment, including amendments on December 23, 2008, on August 12, 2011, and on March 13, 2012, the “Employment Agreement”), and

WHEREAS, you and Cardinal desire to amend the Employment Agreement by this Amendment.

NOW, THEREFORE, in consideration of the promises and obligations of Cardinal and you and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.             The first sentence of Section 1 of the Employment Agreement is replaced with the following sentence:

“By accepting employment as President and Chief Executive Officer of Cardinal and its subsidiary Cardinal Bank, you agree:”

2.             The first sentence of Section 2(a) of the Employment Agreement is replaced with the following:

Cardinal agrees to pay you salary at the annual rate of four hundred fifty thousand dollars ($450,000), less required and authorized withholding and deductions, payable in installments in accordance with normal payroll practices.

3.             The first sentence of Section 4(b)(ii) of the Employment Agreement is replaced with the following:

“If Cardinal terminates you pursuant to Section 4(b) within twelve (12) months after the Effective Date of a Change in Control, Cardinal shall pay you, exclusively and in lieu of the benefits which otherwise would have been payable under this Agreement, in a single lump sum cash in an amount equal to 2.99 times your average compensation (as defined in this paragraph, including without limitation annual salary, bonuses, stock-based equity grants, directors’ fees and retainers) over the most recent five calendar year period of your employment with Cardinal prior to termination, less required and authorized withholdings and deductions, exclusively and in lieu of the benefits which otherwise would have been payable under this Agreement.”

4.             Section 4(c) of the Employment Agreement is replaced with the following:

You may Voluntarily Terminate your employment with Cardinal upon thirty (30) days’ prior written notice directed to Cardinal

5.             The first sentence of Section 5(a) of the Employment Agreement is replaced.  As revised, the first sentence is as follows:

“If you are entitled to benefits pursuant to this Section 5, then, on the 30th day after your termination of employment, Cardinal shall pay you an amount equal to 2.99 times your average compensation (as defined in this paragraph, including without limitation annual salary, bonuses, stock-based equity grants, directors’ fees and retainers) over the most recent five calendar year period of your employment with Cardinal prior to termination, less required and authorized withholdings and deductions, exclusively and in lieu of the benefits which otherwise would have been payable under this Agreement.”

6.             Clause ii of Section 5(d) of the Employment Agreement is replaced with the following:

“ii.                                 If you directly report to a corporate officer or employee instead of reporting directly to the Executive Chairman of the Board of Directors of Cardinal (or successor) or in the absence of an Executive Chairman to the Chairman of the Board of Directors of Cardinal (or successor);”

7.             The second sentence of Section 9 of the Employment Agreement is replaced with the following:

No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

8.             Section 10 of the Employment Agreement is replaced with the following:

Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by mail and shall be deemed sufficiently given when actually received by the party to be notified or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to such party at their addresses as set forth below.  All notices shall be sent to Cardinal at its primary office location and to you at your address on Cardinal’s records.  Either party may, by notice to the other party, given in the manner provided for herein, change their address for receiving such notices.

9.             The second sentence of Section 11 of the Employment Agreement is replaced with the following:

This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

10.          New Section 15 is added to the Employment Agreement:

15.                         Payment of Legal Fees.  Cardinal is aware that after a Change in Control management could cause or attempt to cause Cardinal to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause Cardinal to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny you the benefits intended under this Agreement.  In these circumstances the purpose of this Agreement would be frustrated.  Accordingly, Cardinal intends that you not be required to incur expenses associated with enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits granted to you hereunder.  Cardinal intends that you not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses.  If after a Change in Control it appears to you that (x) Cardinal is failing to comply with any of its obligations under this Agreement or (y) Cardinal or any other person is taking any action to declare this Agreement void or unenforceable, or instituting any litigation or other legal action designed to deny, diminish, or to recover from you benefits intended to be provided to you hereunder, Cardinal hereby irrevocably authorizes you to retain counsel of your choice, at Cardinal’s expense as provided in this Section 15, to represent you in the initiation or defense of any litigation or other legal action, whether by or against Cardinal or any director, officer, stockholder, or other person affiliated with Cardinal, in any jurisdiction.  Despite any existing or previous attorney-client relationship between Cardinal and any counsel chosen by you under this Section 15, Cardinal hereby irrevocably consents to you entering into an attorney-client relationship with that counsel, and Cardinal and you agree that a confidential relationship exists between you and that counsel.  The fees and expenses of counsel selected by you will be paid or reimbursed to you by Cardinal on a regular, periodic basis upon presentation by you of a statement or statements prepared by counsel in accordance with counsel’s customary practices, regardless of whether suit is brought and regardless of whether incurred in trial, bankruptcy, or appellate proceedings , but Cardinal’s payment or reimbursement of your counsel’s fees and expenses must occur on or before the last day of your tax year immediately after your tax year in which the expense is incurred.  If you are a “specified employee” for purposes of Internal Revenue Code section 409A on the date of termination, payment under this Section 15 will not be made before the first day of the seventh month after the month in which your termination occurs, and interest on the delayed payment will accrue through the date of payment at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street Journal.  The six-month delay applies if and only if an exemption from the six-month delay requirement of Internal Revenue Code section 409A is not available.  Your right to payment or reimbursement under this Section 15 is not subject to liquidation or exchange for another benefit.  Cardinal’s obligation to make reimbursement payments will not apply later than your remaining lifetime (or, if longer, through the 20th anniversary of the effective date of this Agreement).  The legal fee reimbursements are intended to satisfy the requirements for “reimbursement or in-kind benefit plans” described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and will be administered to satisfy those requirements.  Cardinal’s obligation to pay your legal fees under this Section 15 operates separately from and in addition to any legal fee reimbursement obligation Cardinal may have with you under any separate severance, salary continuation, indemnification, or other agreement.  Despite anything in this Section 15 to the contrary however, Cardinal is not required to pay or reimburse your legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 C.F.R. 359.3].

11.          New Section 16 is added to the Employment Agreement:

16.                               Clarifications and Establishment of a Rabbi Trust.  (a)  You and Cardinal agree that if you die before the severance payment to which you may become entitled under Section 4(b)(ii) or Section 5(a) is made, the severance payment will be made to your beneficiary.  You and Cardinal agree that the severance payment under Section 4(b)(ii) or Section 5 is the exclusive severance benefit available to you as the result of termination without Cause by Cardinal after a Change in Control and the exclusive severance benefit available to you as the result of termination by you within one year after a Change in Control, and is in lieu of, and not in addition to, any severance payment or other similar compensation payable under any other provision of this Agreement.

(b)           You and Cardinal agree that if you become entitled to the severance payment of Section 4(b)(ii) or Section 5(a), Cardinal will deposit with an independent bank to act as trustee cash in an amount sufficient to make payment to you of the severance payment under Section 4(b)(ii) or Section 5.  Selected by you or Cardinal, the bank must be independent of Cardinal and of the acquiring company in the Change in Control.  Cardinal will enter into the trust arrangement and make the deposit on or before the date on which both of the following conditions to completion of the Change in Control are satisfied: (1) receipt of all necessary federal and state bank regulatory approvals and (2) receipt of approval of Cardinal’s stockholders.  Until payment is made to you, the independent bank trustee will hold and manage trust assets in accordance with a Rabbi Trust Agreement in substantially the form attached to this Agreement.

12.          The parties acknowledge that Section 13 is reserved because there is no Section 13 as of this date.

13.          Except as amended by this Amendment, the terms of the Employment Agreement remain in effect.

CARDINAL FINANCIAL CORPORATION

/s/ Christopher W. Bergstrom	By	/s/William G. Buck
Christopher W. Bergstrom		William G. Buck
Chairman, Compensation Committee

	By	/s/Bernard H. Clineburg
Bernard H. Clineburg
Executive Chairman